Exhibit 99.1

ARKO REPORTS SECOND QUARTER 2022 RESULTS

Net Income of $31.8 Million Increases Year-over-Year by 24.4% or $6.2 Million; Adjusted EBITDA Beats Consensus, Reaches All-Time Second Quarter High With 4.4% Increase in Q2 2022 Compared to Q2 2021

RICHMOND, VA, August 8, 2022 – ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), one of the largest convenience store operators and fuel wholesalers in the United States, today announced financial results for the quarter ended June 30, 2022.

Second Quarter 2022 Key Highlights

•
Operating income was $48.3 million for the quarter, an increase of 5.5% compared to $45.8 million in Q2 2021
•
Net income was $31.8 million, an increase of $6.2 million or 24.4% compared to $25.6 million in Q2 2021
•
Adjusted EBITDA increased 4.4% to $79.0 million for the quarter compared to $75.7 million in Q2 2021
•
Merchandise revenue of $431.8 million for the second quarter compared to $426.4 million in Q2 2021; total merchandise contribution increased $9.0 million, or 7.3%, to $131.4 million, compared to Q2 2021
•
Merchandise margin increased 170 basis points to 30.4% compared to 28.7% in Q2 2021
•
Second quarter same store merchandise sales excluding cigarettes was 5.7% on a two-year stack*
•
Second quarter total fuel gross profit of $130.8 million increased 15.1% versus Q2 2021
•
Approximately 3.1 million shares of common stock repurchased during Q2 2022 at an average price of $8.65, for $27.0 million
•
The Company paid a quarterly dividend on June 15, 2022, of $0.02 per share of common stock, for a total cash payment of $2.4 million; and the board of directors declared a quarterly dividend of $0.02 per share of common stock, to be paid on September 12, 2022, with a record date of August 29, 2022

“ARKO has continued to successfully execute our growth strategy, delivering for our loyal customers while creating long-term value for our stockholders. This quarter’s record results are a testament to our ability to manage margin and volume while staying competitive,” said Arie Kotler, President, Chairman and Chief Executive Officer of ARKO. “While we delivered excellent results in an environment of higher fuel prices, we believe that our fuel strategy also enables strong results as fuel prices decline. Despite inflation pressures, we kept customers coming to our Family of Community Brands with compelling offerings, growing same store merchandise sales in key categories while increasing margins. As these excellent financial results show, our differentiated business model is very resilient, and I believe we are well-positioned to continue our growth.”

* Same store merchandise sales increase on a two-year stack basis is the same store merchandise sales increase in the current year added to the same store merchandise sales increase in the prior year period. This measure may be helpful to improve the understanding of trends in periods that are affected by variations in prior year growth rates. See also “Use of Non-GAAP Measures” below.

Second Quarter 2022 Segment Highlights

Retail

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Fuel gallons sold	253,243	264,967	492,801	491,079
Same store fuel gallons sold (decrease) increase (%) [1]	(10.6%)	11.9%	(7.1%)	(1.7%)
Fuel margin, cents per gallon [2]	41.3	34.3	39.4	33.3
Merchandise revenue	$431,751	$426,365	$798,736	$785,646
Same store merchandise sales (decrease) increase (%) [1]	(2.7%)	2.4%	(3.1%)	4.0%
Same store merchandise sales excluding cigarettes increase (%) [1]	1.4%	4.3%	0.8%	6.5%
Merchandise contribution [3]	$131,364	$122,413	$239,556	$220,940
Merchandise margin [4]	30.4%	28.7%	30.0%	28.1%

[1] Same store is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

[3] Calculated as merchandise revenue less merchandise costs.

[4] Calculated as merchandise contribution divided by merchandise revenue.

For the second quarter, retail fuel profitability (excluding intercompany charges by ARKO’s wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”)) increased approximately $13.7 million compared to the prior year period to $104.7 million. Strong fuel margin capture of 41.3 cents per gallon in the second quarter of 2022 increased 20.4% compared to Q2 2021. There was an increase in same store fuel profit of $8.5 million compared to Q2 2021 (excluding intercompany charges by GPMP).

Same store merchandise sales excluding cigarettes increased 1.4% for the quarter and increased 5.7% on a two-year stack basis for the quarter. Merchandise margin increased 170 basis points, and total merchandise contribution increased to $131.4 million, or approximately 7.3%, both compared to Q2 2021. This was primarily due to higher contribution from packaged beverages, center-store items, beer and wine, and other tobacco products.

Wholesale

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Fuel gallons sold – fuel supply locations	193,164	214,761	374,105	398,406
Fuel gallons sold – consignment agent locations	37,996	41,964	73,993	79,875
Fuel margin, cents per gallon[1] – fuel supply locations	7.2	5.6	7.1	5.4
Fuel margin, cents per gallon[1] – consignment agent locations	32.3	25.4	30.7	23.7

[1] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

Wholesale fuel profitability for the quarter (excluding intercompany charges by GPMP) increased approximately $3.5 million compared to the prior year quarter. Fuel contribution from fuel supply locations grew by $1.9 million (excluding intercompany charges by GPMP) compared to Q2 2021, primarily due to greater prompt pay discounts related to higher fuel costs and greater fuel rebates.

Fuel contribution from consignment agent locations increased by $1.6 million (excluding intercompany charges by GPMP) compared to the prior year quarter. Fuel margin also increased over the second quarter of 2021 primarily due to greater prompt pay discounts related to higher fuel costs, greater fuel rebates and improved rack-to-retail margins.

Store Operating Expenses

For the second quarter of 2022, our convenience store operating expenses increased $22 million, or 15.1%, compared to Q2 2021, primarily due to approximately $10 million of incremental expenses related to the 2021 Handy Mart and ExpressStop acquisitions and an increase in expenses at same stores, including a 15.8% increase, or $8.4 million, in personnel costs, and a 22.5% increase, or $4.1 million, in credit card fees due to higher retail prices.

Internal Entity Realignment and Streamlining

Subsequent to the reporting period, the Company approved an internal realignment of certain direct and indirect subsidiaries. The restructuring is intended to streamline business operations and provide long term synergies and other cost savings and is occurring in a series of steps, the majority of which are expected to be completed by the end of third quarter of 2022. As part of the internal restructuring plan, the tax status of certain subsidiaries will change from non-taxable to taxable. The recognition and derecognition of certain deferred taxes will be reflected in the continuing operations as of the respective dates that changes in tax status occur. As a result of this restructuring, the Company expects to record a one-time, non-cash tax expense in the amount of approximately $8.5 million in the third quarter of 2022.

Quarles Acquisition

The Company continued its successful acquisition strategy, closing its 21st acquisition in less than 10 years. On July 22, 2022, the Company acquired from Quarles Petroleum, Incorporated (“Quarles”) certain assets, including 121 proprietary Quarles-branded cardlock sites, management of 63 third party cardlock sites for fleet fueling operations, and 46 independent dealer locations, including certain lessee-dealer sites. The Company also acquired a small transportation fleet.

Using estimated forward-looking non-GAAP measures, the Company expects that the Quarles Acquisition will add approximately $17.5 million of adjusted EBITDA on an annualized basis.+ The total consideration for the transaction was approximately $170 million plus the value of inventory on the closing date. The Company financed approximately $40 million of the purchase price using its GPMP line of credit, and Oak Street Real Estate Capital, a Division of Blue Owl Capital, a private equity real estate firm, paid approximately $130 million of the aggregate purchase price, for the fee simple ownership of 39 sites.

+ At this time, ARKO is unable to provide a quantitative reconciliation of estimated forward-looking non-GAAP performance measures without unreasonable efforts due to the carve-out nature of the Quarles Acquisition.

Other Strategic Initiatives

The Company continued to pursue multiple strategic initiatives in the second quarter, completing five store remodels while continuing to implement aspects of its remodel program including investment in high-margin categories and improved foodservice in stores throughout its footprint. This included remodeling store deli areas to open four Sbarro pizza locations in the second quarter, for a total of eight open for business. The Company continues with its plan to open 50 Sbarro locations by the end of 2022.

Like the Company’s successful grab-and-go and freezer strategy, the Company installed high-quality, on-demand bean-to-cup coffee machines in 548 stores, exceeding its stated goal of 525 stores.

In addition, this year the Company is planning to break ground on three new Dunkin’s, and remodel two additional Dunkin’ stores. Two Dunkin’s have been remodeled so far this year. One Subway was remodeled in Q2, for six total Subway remodels this year. The Company remains on track to commence engineering on a new-to-industry store in Atlanta, Texas.

The Company recently installed level 3 fast chargers at a Village Pantry in Marysville, Ohio, deployed by ChargePoint, which can support all types of EVs. The Company previously announced that chargers will be installed at two stores in Colorado, with the goal of continually growing its EV charging footprint and capabilities.

Environmental, Social and Governance Policy

ARKO is committed to creating long-term value for our stockholders, employees, and communities. As a leading convenience store and gas station operator, we are focused on integrating environmental sustainability, social responsibility, and corporate governance (ESG) principles that are aligned with our long-term business strategy. On July 9, 2022, the Nominating and Corporate Governance Committee of ARKO’s Board of Directors formally adopted the Company’s ESG policy, which is available online: arkocorp.com/company-information/responsibility.

Liquidity and Capital Expenditures

As of June 30, 2022, the Company’s total liquidity was approximately $727 million, consisting of cash and cash equivalents and short-term investments of approximately $282 million, and approximately $445 million available under lines of credit.

Outstanding debt excluding capital leases was approximately $714 million, resulting in net debt of approximately $432 million. In the second quarter of 2022, the Company spent $24.5 million for capital expenditures, including bean-to-cup coffee equipment, upgrades to fuel dispensers and other investments in our stores, including the completion of five store remodels, building-out four in-store Sbarro pizza sites, and other investments noted above.

Quarterly Dividend and Share Repurchase Program

The Company’s board of directors declared a quarterly dividend of $0.02 per share of common stock, to be paid on September 12, 2022, to stockholders of record as of August 29, 2022. This is the Company’s third consecutive quarterly dividend.

In the second quarter of 2022, the Company repurchased approximately 3.1 million shares of common stock for approximately $27.0 million at an average price of $8.65, following which approximately $11 million remained available in the Company’s previously announced original $50 million share repurchase program. As of June 30, 2022, the Company had approximately 120.1 million shares of common stock outstanding.

The Company’s continued ability to return cash to our stockholders through a quarterly cash dividend program and a share repurchase program is consistent with our capital allocation framework and reflects the Company’s confidence in the strength of our cash generation ability and strong financial position.

Store Network Update

The following tables present certain information regarding changes in the store network for the periods presented.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Retail Segment	2022	2021	2022	2021
Number of sites at beginning of period	1,396	1,324	1,406	1,330
Acquired sites	—	61	—	61
Newly opened or reopened sites	—	1	—	1
Company-controlled sites converted to
consignment locations or fuel supply locations, net	(1)	(3)	(7)	(3)
Closed, relocated or divested sites	(7)	(2)	(11)	(8)
Number of sites at end of period	1,388	1,381	1,388	1,381

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Wholesale Segment [1]	2022	2021	2022	2021
Number of sites at beginning of period	1,625	1,597	1,628	1,597
Newly opened or reopened sites [2]	21	20	40	34
Consignment or fuel supply locations
converted from Company-controlled sites, net	1	3	7	3
Closed, relocated or divested sites	(27)	(10)	(55)	(24)
Number of sites at end of period	1,620	1,610	1,620	1,610

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

Conference Call and Webcast Details

The Company will host a conference call to discuss these results at 10:00 a.m. Eastern Time on August 9, 2022. Investors interested in participating in the live call can dial 877-605-1792 or 201-689-8728. A telephone replay will be available approximately two hours after the call concludes through August 23, 2022, by dialing 877-660-6853 or 201-612-7415 and entering confirmation code 13731897.

There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our highly recognizable family of community brands offers delicious prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fas REWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in four reportable segments: retail, which includes convenience stores selling fuel products and other merchandise to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites; and fleet fueling, which operates proprietary cardlock locations, manages third-party cardlock locations, and markets fuel cards that give customers access to a nationwide network of fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; our ability to maintain the listing of our common stock and warrants on the Nasdaq Stock Market; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which we compete; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond our control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets (including with respect to new variants of the virus), general economic conditions, unemployment and our liquidity, operations and personnel; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that ARKO files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. ARKO does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

We disclose certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. We believe that this information provides greater comparability regarding our ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”) and are non-GAAP financial measures.

We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure.

We use EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating our performance because they eliminate certain items that we do not consider indicators of our operating performance. EBITDA and Adjusted EBITDA are also used by many of our investors, securities analysts, and other interested parties in evaluating our operational and financial performance across reporting periods. We believe that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that we use internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing our operating performance.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.

Media Contact

Andrew Petro

Matter on behalf of ARKO

(978) 518-4531

apetro@matternow.com

Investor Contact

Ross Parman
ARKO Corp.
investors@gpminvestments.com

	Condensed consolidated statements of operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Revenues:
Fuel revenue	$2,085,854	$1,460,763	$3,669,380	$2,563,710
Merchandise revenue	431,751	426,365	798,736	785,646
Other revenues, net	22,658	22,686	44,958	44,814
Total revenues	2,540,263	1,909,814	4,513,074	3,394,170
Operating expenses:
Fuel costs	1,955,019	1,347,109	3,425,668	2,359,907
Merchandise costs	300,387	303,952	559,180	564,706
Store operating expenses	178,077	154,668	344,615	299,606
General and administrative expenses	32,956	31,861	64,741	58,574
Depreciation and amortization	24,353	25,273	48,989	49,515
Total operating expenses	2,490,792	1,862,863	4,443,193	3,332,308
Other expenses, net	1,197	1,195	2,318	2,867
Operating income	48,274	45,756	67,563	58,995
Interest and other financial income	8,997	2,601	6,710	1,695
Interest and other financial expenses	(16,336)	(14,598)	(30,024)	(42,309)
Income before income taxes	40,935	33,759	44,249	18,381
Income tax expense	(9,157)	(8,212)	(10,162)	(7,490)
Income from equity investment	28	26	37	20
Net income	$31,806	$25,573	$34,124	$10,911
Less: Net income attributable to non-controlling interests	52	54	131	128
Net income attributable to ARKO Corp.	$31,754	$25,519	$33,993	$10,783
Series A redeemable preferred stock dividends	(1,434)	(1,434)	(2,852)	(2,836)
Net income attributable to common shareholders	$30,320	$24,085	$31,141	$7,947
Net income per share attributable to common shareholders - basic	$0.25	$0.19	$0.25	$0.06
Net income per share attributable to common shareholders - diluted	$0.24	$0.19	$0.25	$0.06
Weighted average shares outstanding:
Basic	121,529	124,428	122,909	124,395
Diluted	130,558	133,032	123,245	124,543

	Condensed consolidated balance sheets

	June 30, 2022	December 31, 2021
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$248,518	$252,141
Restricted cash	14,083	20,402
Short-term investments	33,927	58,807
Trade receivables, net	93,482	62,342
Inventory	233,612	197,836
Other current assets	83,298	92,095
Total current assets	706,920	683,623
Non-current assets:
Property and equipment, net	561,982	548,969
Right-of-use assets under operating leases	1,043,533	1,064,982
Right-of-use assets under financing leases, net	188,558	192,378
Goodwill	197,742	197,648
Intangible assets, net	176,155	185,993
Equity investment	3,035	2,998
Deferred tax asset	40,094	41,047
Other non-current assets	31,749	24,637
Total assets	$2,949,768	$2,942,275
Liabilities
Current liabilities:
Long-term debt, current portion	$39,391	$40,384
Accounts payable	221,048	172,918
Other current liabilities	134,227	137,488
Operating leases, current portion	54,004	51,261
Financing leases, current portion	6,037	6,383
Total current liabilities	454,707	408,434
Non-current liabilities:
Long-term debt, net	675,102	676,625
Asset retirement obligation	58,614	58,021
Operating leases	1,056,351	1,076,905
Financing leases	228,800	229,215
Deferred tax liability	4,264	2,546
Other non-current liabilities	126,147	136,853
Total liabilities	2,603,985	2,588,599

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(40,038)	-
Additional paid-in capital	223,557	217,675
Accumulated other comprehensive income	9,119	9,119
Retained earnings	52,898	26,646
Total shareholders' equity	245,548	253,452
Non-controlling interest	235	224
Total equity	245,783	253,676
Total liabilities, redeemable preferred stock and equity	$2,949,768	$2,942,275

	Condensed consolidated statements of cash flows

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Cash flows from operating activities:
Net income	$31,806	$25,573	$34,124	$10,911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,353	25,273	48,989	49,515
Deferred income taxes	5,248	3,952	2,671	2,109
Loss (gain) on disposal of assets and impairment charges	1,207	(400)	1,971	975
Foreign currency loss (gain)	191	(101)	228	(1,143)
Amortization of deferred financing costs, debt discount and premium	628	806	1,262	621
Amortization of deferred income	(2,214)	(1,927)	(5,292)	(4,411)
Accretion of asset retirement obligation	420	389	829	834
Non-cash rent	1,791	1,578	3,737	3,349
Charges to allowance for credit losses	216	181	351	322
Income from equity investment	(28)	(26)	(37)	(20)
Share-based compensation	3,108	1,488	5,882	2,514
Fair value adjustment of financial assets and liabilities	(7,799)	(1,216)	(6,590)	9,833
Other operating activities, net	584	308	707	532
Changes in assets and liabilities:
Increase in trade receivables	(18,605)	(10,304)	(31,491)	(21,102)
Increase in inventory	(14,629)	(4,295)	(35,947)	(11,732)
(Increase) decrease in other assets	(10,608)	(12,450)	7,607	(4,762)
Increase in accounts payable	26,230	9,651	46,407	26,960
(Decrease) increase in other current liabilities	(6,763)	8,896	(11,324)	(6,933)
Decrease in asset retirement obligation	—	(24)	(34)	(113)
Increase in non-current liabilities	6,964	389	8,112	758
Net cash provided by operating activities	42,100	47,741	72,162	59,017
Cash flows from investing activities:
Purchase of property and equipment	(24,501)	(15,113)	(45,168)	(32,638)
Purchase of intangible assets	(125)	(175)	(125)	(175)
Proceeds from sale of property and equipment	328	35,179	7,261	36,059
Prepayment for Quarles Acquisition	—	—	(5,000)	—
Business acquisitions, net of cash	(107)	(93,527)	(6,853)	(93,527)
Decrease in investments, net	25,491	—	27,109	—
Repayment of loans to equity investment	174	—	174	—
Net cash provided by (used in) investing activities	1,260	(73,636)	(22,602)	(90,281)
Cash flows from financing activities:
Receipt of long-term debt, net	—	33,941	—	35,056
Repayment of debt	(2,936)	(26,111)	(6,093)	(102,074)
Principal payments on financing leases	(1,652)	(2,023)	(3,304)	(4,013)
Proceeds from failed sale-leaseback	—	43,569	—	43,569
Payment of Additional Consideration	(2,085)	—	(2,085)	-

Payment of merger transaction issuance costs	—	(78)	—	(4,764)
Common stock repurchased	(26,954)	—	(40,038)	—
Dividends paid on common stock	(2,415)	—	(4,889)	—
Dividends paid on redeemable preferred stock	(1,434)	(1,434)	(2,852)	(2,993)
Distributions to non-controlling interests	(60)	(60)	(120)	(120)
Net cash (used in) provided by financing activities	(37,536)	47,804	(59,381)	(35,339)
Net increase (decrease) in cash and cash equivalents and restricted cash	5,824	21,909	(9,821)	(66,603)
Effect of exchange rate on cash and cash equivalents and restricted cash	(105)	24	(121)	(1,438)
Cash and cash equivalents and restricted cash, beginning of period	256,882	223,003	272,543	312,977
Cash and cash equivalents and restricted cash, end of period	$262,601	$244,936	$262,601	$244,936

The following table contains a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods presented:

	Reconciliation of EBITDA and Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Net income	$31,806	$25,573	$34,124	$10,911
Interest and other financing expenses, net	7,339	11,997	23,314	40,614
Income tax expense	9,157	8,212	10,162	7,490
Depreciation and amortization	24,353	25,273	48,989	49,515
EBITDA	72,655	71,055	116,589	108,530
Non-cash rent expense (a)	1,791	1,578	3,737	3,349
Acquisition costs (b)	823	1,988	1,504	2,599
Loss (gain) on disposal of assets and impairment charges (c)	1,207	(400)	1,971	975
Share-based compensation expense (d)	3,108	1,488	5,882	2,514
Income from equity investment (e)	(28)	(26)	(37)	(20)
Adjustment to contingent consideration (f)	(526)	-	(526)	-
Other (g)	15	34	33	73
Adjusted EBITDA	$79,045	$75,717	$129,153	$118,020

(a) Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. The GAAP rent expense adjustment can vary depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(b) Eliminates costs incurred that are directly attributable to historical business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.

(c) Eliminates the non-cash loss (gain) from the sale of property and equipment, the loss (gain) recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of our Board.

(e) Eliminates our share of (income) loss attributable to our unconsolidated equity investment.

(f) Eliminates fair value adjustments to the contingent consideration owed to the seller for the 2020 acquisition of Empire.

(g) Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.